Exhibit 99.2


                        NOTICE OF SPECIAL DISTRIBUTION
                               TO THE HOLDERS OF
                      Core Investment Grade Bond Trust I
                    Pass-Through Certificates Series 2002-1
                            (CUSIP NO. 21867VAA7)*

      NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Trust Agreement, dated as of November 20, 2002, (the "Trust Agreement") between Core Bond Products LLC (the "Depositor") and The Bank of New York, as Trustee and Securities Intermediary (the "Trustee and Securities Intermediary"), a Special Distribution will occur on June 28, 2005 in accordance with section 4.01(b)(ii) of the Trust Agreement.

      The date fixed for the Special Distribution is June 28, 2005 (the "Special Distribution Date"). On the Special Distribution Date, $75,000,000.00 of Underlying Notes will become due and payable at an amount equal to 100.804% of the principal amount being paid plus accrued and unpaid interest up to, but excluding, one day prior to the Special Distribution Date (the "Special Distribution Price"). The total Special Distribution Price is $75,833,681.25 and is comprised of $75,000,000.00 principal, $603,000.00 premium, and $230,681.25 interest based on an accrual of twenty-seven (27) days. The reason for the Special Distribution is due to an issuer of Underlying Notes invoking their redemption privileges under section 1102 of the Indenture dated as of April 1, 1998 governing those Underlying Notes. The Underlying Notes are Occidental Petroleum Corporation's 4.101% Senior Notes Due November 30, 2007 (CUSIP No. 67461FFQ5)*.

      Holders of Core Investment Grade Bond Trust I Pass-Through Certificates Series 2002-1 who have questions or wish to discuss the Special Distribution may contact The Bank of New York, 101 Barclay Street - 8W, Corporate Trust Administration - Joseph A. Lloret, Assistant Treasurer, New York, New York 10286, (212) 815-4812.

*The CUSIP number listed above is for information purposes only. Neither the Depositor nor the Trustee and Securities Intermediary shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness on the securities or as indicated in any redemption notice or Special Distribution Notice.

By: The Bank of New York, as Trustee and Securities Intermediary

Dated:  June 27, 2005